Exhibit 99.1

EQT Infrastructure Company LLC

Net Asset Value

EQT Infrastructure Company LLC (the “Company”) calculates net asset value per share in accordance with valuation policies and procedures that have been approved by the Company’s board of directors. The Company’s transactional net asset value (“Transactional Net Asset Value”) is used to determine the price at which the Company sells and repurchases its shares. The Company’s GAAP net asset value (“GAAP Net Asset Value”) is the Company’s net asset value determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The following table provides a breakdown of the major components of the Company’s Transactional Net Asset Value as of July 31, 2026 ($ in thousands, except shares):

Components of Transactional Net Asset Value	July 31, 2026
Assets at fair value (cost $561,229)	$637,331
Cash and cash equivalents	356,282
Other assets	14,048
Other liabilities	(3,539)
Accrued performance allocation	(9,089)
Management fee payable	(554)
Accrued shareholder servicing fees	(238)
Transactional Net Asset Value	$994,241
Number of outstanding shares	34,891,876

(1) Shareholder servicing fees apply only to Class D Shares, Class S Shares, Class A-D Shares, Class A-S Shares, Class M-S Shares and Class M-S-TE Shares. For purposes of Transactional Net Asset Value, the Company recognizes shareholder servicing fees as a reduction to Transactional Net Asset Value on a monthly basis as such fees are accrued. For purposes of GAAP Net Asset Value, the Company accrues the cost of the shareholder servicing fees for the estimated life of the shares as an offering cost at the time the Company sells shares in the applicable share classes.

The following table provides a breakdown of the Company’s total Transactional Net Asset Value and the Company’s Transactional Net Asset Value per share by class as of July 31, 2026 ($ in thousands, except shares and per share data):

	Class I	Class A-I	Class A-S	Class M-I	Class M-S	Class M-I-TE	Class M-S-TE	Class H	Class E	Class Q	Class T	Total
Transactional Net Asset Value	$11	$724,117	$83,975	$33,169	$37,243	$1,035	$2,665	$1	$111,831	$1	$191	$994,241
Number of outstanding Shares	400	25,265,680	2,942,422	1,260,103	1,417,919	41,160	106,020	40	3,851,545	40	6,546	34,891,876

Transactional Net Asset Value Per Share as of July 31, 2026	$28.50	$28.66	$28.54	$26.32	$26.27	$25.16	$25.14	$29.22	$29.04	$29.22	$29.22

Reconciliation of Transactional Net Asset Value to GAAP Net Asset Value

The following table reconciles the Company’s GAAP Net Asset Value to Transactional Net Asset Value ($ in thousands):

July 31, 2026
GAAP Net Asset Value	$989,506
Adjustments:
Accrued shareholder servicing fees	4,735
Transactional Net Asset Value	$994,241

Valuation Methodologies and Significant Inputs

The following table presents additional information about valuation methodologies and significant inputs used for portfolio company holdings that are valued at fair value as of July 31, 2026.

Valuation Methodology	Unobservable Input(s)(1)	Weighted Average(2)	Range
Inputs to market comparables and transaction price/other	Weight ascribed to Market Comparables	25%	0% - 100%
	Weight ascribed to Discounted Cash Flow	40%	0% - 100%
	Weight ascribed to Transaction Price/Other	35%	0% - 100%

Market Comparables	Enterprise Value / EBITDA Multiple	14.5x	12.2x - 18.4x
Discounted Cashflows	WACC	13%	9.2% - 18.9%

(1) In determining the inputs, management evaluates a variety of factors including economic conditions, industry and market developments, market valuations of comparable companies, and company-specific developments including exit strategies and realization opportunities. EQT Partners Inc., the Company’s manager (the "Manager"), has determined that market participants would take these inputs into account when valuing the investments.

(2) Inputs are weighted based on fair value of the investments included in the range.

The Manager is ultimately responsible for our net asset value calculations.

Valuations involve subjective judgments and may not accurately reflect realizable value. The assumptions above are determined by the Manager and reviewed by our independent valuation advisor. A change in these assumptions or factors would impact the calculation of the value of our assets. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our asset values as of July 31, 2026:

	July 31, 2026
Input	Hypothetical Change	Infrastructure Asset Values
Weighted Average Cost of Capital (1)	0.25% decrease	+0.84%
	0.25% increase	-0.84%

(1) Inputs include unlevered discount rate for certain Infrastructure Assets.